Exhibit 99(b)

FOR IMMEDIATE RELEASE	Contact:	Media Relations
(800)775-7290

CHILI’S ANNOUNCES SEARCH FOR NEW ADVERTISING AGENCY

DALLAS (April 23, 2007) — Chili’s Grill & Bar® has announced it will commence a search for a new advertising agency.

Chili’s and its long standing agency, Austin-based GSD&M, teamed up for many notable advertising and creative campaigns throughout the years, including the launch of the Baby Back Ribs jingle, which is arguably one of the most memorable campaigns in contemporary advertising.

“Last week we sat down, as we have for 20 years, and had a good conversation with our long-time friends at GSD&M.  Together we reflected upon the incredible success we’ve shared.  From 219 stores to now over 1,300, together we built this iconic brand.  But we knew it was time to go our separate ways,” said Todd Diener, President of Chili’s Grill & Bar.  “We’re ending just like we started, friends and respected professionals embracing the future.”

“To everything, there is a season.  What a ride.  We got to be a big part of Norman Brinker’s vision and the fulfillment of that vision with the leaders who followed.  From Baby Back Ribs to last week’s gold Ogilvy Award, it’s been a wonderful learning experience.  Chili’s will grow and prosper, and so will GSD&M,” said Steve Gurasich, CEO of GSD&M.

Chili’s Grill & Bar is the flagship brand of Dallas-based Brinker International (NYSE: EAT), a recognized leader in casual dining. Chili’s offers a fun, energetic atmosphere and a distinct, fresh mix of grilled American favorites at more than 1,300 locations in 24 countries. Other Brinker brands include Romano’s Macaroni Grill, Maggiano’s Little Italy and On The Border Mexican Grill & Cantina. For more information, please visit http://www.chilis.com.

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